Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: October 3, 2016

ARC GROUP WORLDWIDE ANNOUNCES SALE OF NON-CORE DIVISION

DELAND, FL--(Marketwired – October 3, 2016) - ARC Group Worldwide, Inc. ("ARC" and the "Company") (ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, announced the completion of the sale of Tekna Seal LLC, a non-core subsidiary of ARC, for $10.5 million.

ARC Chief Executive Officer, Jason Young, commented, “Tekna Seal is a great business with a strong team.  While we are disappointed it will no longer be part of ARC, we are pleased Tekna Seal, and all its highly valued employees, have found a home at an excellent private company where it will be a better strategic fit.  While Tekna Seal has a great reputation within the hermetic seal industry, the products and services it provides largely reside outside ARC’s holistic precision manufacturing solution.  Therefore, we feel it is more efficient to focus our resources on opportunities that expand our core business in precision manufacturing and metal 3D printing.”

Mr. Young continued, “The $10.5 million of gross cash proceeds from the sale will further increase ARC’s financial resources and balance sheet flexibility.  In particular, we recently announced our new Senior Credit Facility consisting of a $25.0 million Revolving Commitment and a $17.5 million, 20-year amortizing mortgage-based Term Loan.  Pro forma for the Tekna Seal sale, amounts drawn on the Revolving Commitment will be approximately $3.1 million, and our total senior and subordinated debt, excluding mortgage-based debt, will be approximately $25.9 million.  Overall, we believe ARC is in a strong capital position to support future growth of the Company.”

About ARC Group Worldwide, Inc.

ARC Group Worldwide, Inc. is a global advanced manufacturing and 3D printing service provider focused on accelerating speed to market for its customers.  ARC utilizes technology to improve automation in manufacturing through robotics, software and process automation, as well as lean manufacturing to improve efficiency.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping through full run production.  These solutions include metal injection molding, plastic and metal 3D printing, metal stamping, plastic injection molding, clean room injection molding, rapid tooling, thixomolding, antennas, and flanges and forges.

Forward Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10-K for the fiscal year ended June 30, 2016, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

CONTACT:

Drew M. Kelley

PHONE: (303) 467-5236

Email: InvestorRelations@ArcGroupWorldwide.com